Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	January 12, 2015 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2014 OPERATING RESULTS
CLEVELAND, OH, January 12 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2014.

For the quarter ended September 30, 2014, the Company recorded net income of $239,407 or $.15 per share, compared with net income of $9,347 or $.01 per share, in the same period a year ago. Sales in the fourth quarter were $2,008,715, up 41% from $1,423,000 a year ago.

For the 2014 fiscal year the Company reported net income of $8,376 or $.01 per share, compared with net income of $138,805 or $.09 per share, in the same prior year period. Sales were $6,305,836, down 2% compared to $6,466,172 a year ago.

Robert L. Bauman, President and CEO, said, "Operating results for the fourth quarter were a significant improvement compared to the prior years, however, the results for the full year were not what we had forecast. The large order for an OEM dealer service unit awarded and completed during the year was not as profitable as we expected and product sales in two other markets were below expectations.  In addition, he said, "We are convinced the strategy we have been executing is working and we expect continued improvement in 2015 results."

Backlog at September 30, 2014 was $539,000, a decrease of 15% from the backlog of $631,000 a year earlier. The decrease was due primarily to decreased orders for indicators and gauges of approximately $215,000. In addition, automotive diagnostic products orders to OEM's increased by approximately $102,000 and $24,000 for emission products, offset by a decrease of $3,000 for non-emission aftermarket products.

At September 30, 2014, the Company had current assets of $3,314,781 (6.6 times current liabilities), and working capital of  $2,809,348. These compare to September 30, 2013 current assets of $3,199,326 (4.2 times current liabilities), and working capital of $2,442,454. At September 30, 2014 shareholder's equity was $2,759,024 or $1.68 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2015, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2014	2013	2014	2013
Net sales	$2,008,715	$1,423,000	$6,305,836	$6,466,172
Income (loss) before Income tax	239,407	9,347	8,376	138,805
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	239,407	9,347	8,376	138,805

Basic income (loss) per share	.15	.01	.01	.09
Diluted income (loss) per share	.14	.01	.01	.08

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,610,571